Filed Pursuant to Rule 424(b)(7)
Registration No. 333-238845

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	395,627	$— (2)	$— (2)	$— (2)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) This prospectus supplement relates to 395,627 shares of common stock that were previously registered pursuant to a prospectus supplement filed on March 4, 2020, as amended by a prospectus supplement filed on March 6, 2020, to the Registration Statement on Form S-3 (File No. 333-218535) and remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act, the previously paid filing fee with respect to these shares of $4,033.73 is carried forward and will continue to be applied to such unsold securities.

PROSPECTUS SUPPLEMENT
(To prospectus dated June 1, 2020)

EXACT SCIENCES CORPORATION

395,627 Shares of Common Stock

This prospectus supplement relates to the resale of up to 395,627 shares of our common stock, par value $0.01 per share, from time to time in one or more offerings by selling stockholders named herein and any additional selling stockholders who will be identified in one or more prospectus supplements. We will not receive any proceeds from the resale of any of the shares of our common stock being registered hereby.
The shares offered hereby were issued or are issuable to the selling stockholders in connection with our acquisitions of Paradigm Diagnostics, Inc., a Delaware corporation (“Paradigm”), and Viomics, Inc., a Delaware corporation (“Viomics”), as follows: (i) an aggregate of 242,911 shares were issued to certain selling stockholders upon the closing of the Paradigm acquisition; (ii) up to an aggregate of 45,328 shares may be issuable to certain selling stockholders as payment of the Paradigm Holdback Amount (as defined herein); and (iii) up to an aggregate of 107,388 shares may be issuable to certain selling stockholders as payment of the Viomics Holdback Amount (as defined herein) as further described in this prospectus supplement under the heading “Selling Stockholders.”
Our common stock trades on the Nasdaq Capital Market under the symbol “EXAS.” On May 29, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $85.88.
The selling stockholders may offer all or part of the shares registered hereby for resale from time to time directly to purchasers, through agents selected by the selling stockholders or to or through underwriters or dealers, at either prevailing market prices or at privately negotiated prices. If agents, underwriters or dealers are used in the sale of the shares by the selling stockholders, such agents, underwriters or dealers will be named and their compensation described in any applicable prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2020.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined together with all documents incorporated by reference.

You should read this prospectus supplement together with the accompanying prospectus as well as additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable “free writing prospectus.” We have not authorized, and no selling stockholder has authorized, anyone else to provide you with different or additional information. No offer of the shares is being made in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein and any applicable “free writing prospectus” before making an investment decision.

References in this prospectus to “Exact”, the “Company”, “we”, “us” and “our” are to Exact Sciences Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms. All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales, marketing and patient adherence efforts, expectations concerning payer reimbursement, and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following: uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations and the demand for our products and services; our ability to efficiently and flexibly manage our business amid uncertainties related to COVID-19; our ability to successfully and profitably market our products and
S-ii

services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the success of our efforts to facilitate patient access to Cologuard via telehealth; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition for our products and services; the effects of the adoption, modification or repeal of any law, rule, order, interpretation or policy relating to the healthcare system, including without limitation as a result of any judicial, executive or legislative action; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Society of Clinical Oncology, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services and assess potential market opportunities; our ability to effectively enter into and utilize strategic partnerships, such as through our Promotion Agreement with Pfizer, Inc., and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; our ability to manage an international business and our expectations regarding our international expansion and opportunities; the potential effects of foreign currency exchange rate fluctuations and our efforts to hedge such effects; the possibility that the anticipated benefits from our combination with Genomic Health cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Genomic Health’s operations will be greater than expected and the possibility of disruptions to our business during integration efforts and strain on management time and resources; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; those risks and uncertainties included in this prospectus supplement and the accompanying prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Therefore, you should not rely on any of these forward-looking statements. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

S-iii

SUMMARY
This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.
Overview
We are a leading global cancer diagnostics company. We have developed some of the most impactful brands in cancer screening and diagnostics, including Cologuard® and Oncotype DX®. We are currently working on the development of additional tests for other types of cancer, with the goal of bringing new innovative cancer tests to patients throughout the world.
Our Cologuard Test
Colorectal cancer is the second leading cause of cancer deaths in the United States (“U.S.”) and the leading cause of cancer deaths in the U.S. among non-smokers. In 2020 in the U.S. there are projected to be approximately 148,000 new cases of colorectal cancer and 53,000 deaths from colorectal cancer. It is widely accepted that colorectal cancer is among the most preventable, yet least prevented cancers.
Our Cologuard test is a non-invasive stool-based DNA (“sDNA”) screening test that utilizes a multi-target approach to detect DNA and hemoglobin biomarkers associated with colorectal cancer and pre-cancer. Upon approval by the U.S. Food and Drug Administration (“FDA”) in August 2014, Cologuard became the first and only FDA-approved sDNA non-invasive colorectal cancer screening test. Cologuard is now indicated for average risk adults 45 years of age and older.
Our Oncotype DX Tests
With our Oncotype IQ Genomic Intelligence Platform we are applying our world-class scientific and commercial expertise and infrastructure to lead the translation of clinical and genomic data into clinically actionable results for treatment planning throughout the cancer patient’s journey, from diagnosis to treatment selection and monitoring. Our Oncotype IQ Genomic Intelligence Platform is currently comprised of our flagship line of Oncotype DX gene expression tests for breast, prostate and colon cancer, as well as Oncotype DX AR-V7 Nucleus Detect® test, a liquid-based test for advanced stage prostate cancer.
International Business Background and Products
We currently commercialize our Oncotype DX tests internationally through employees in Canada, Japan and six European countries, as well as through exclusive distribution agreements. We have provided our Oncotype DX tests in more than 90 countries outside of the United States. We do not currently offer Cologuard outside of the U.S.
Inclusion of our products in guidelines and quality measures will be critical to our international success. The Oncotype DX breast cancer test is recognized in international guidelines issued by the St. Gallen International Breast Cancer Expert Panel and European Society for Medical Oncology and has been included in certain guidelines and recommendations in England, Germany and Japan. We have obtained coverage for our invasive breast cancer test outside of the U.S., including coverage for certain patients in Canada, France, Spain, Germany, Italy, Ireland, Israel, Saudi Arabia, Switzerland, and the

United Kingdom. We expect that broadening coverage and reimbursement for our Oncotype DX tests outside of the United States will take years.
Pipeline Research and Development
Our research and development efforts are focused on developing new products and enhancing existing products to address new cancer areas and expand the clinical utility and addressable patient populations for our existing tests. These development efforts may lead to a variety of possible new products, including risk assessment, screening and prevention, early disease diagnosis, adjuvant and/or neoadjuvant disease treatment, metastatic disease treatment selection and patient monitoring.
Through our collaboration with Mayo Foundation for Medical Education and Research, we have successfully performed validation studies on multiple types of cancer using tissue, blood and other samples. We are currently focusing our research and development efforts on building a pipeline of potential future products and services with a focus on improving Cologuard’s performance characteristics and on developing blood or other fluid-based (“liquid biopsy”) tests. We expect to advance liquid biopsy through biomarker discovery and validation in tissue, blood, or other fluids.
Corporate Information
We were incorporated in the State of Delaware on February 10, 1995. Our corporate headquarters are located at 441 Charmany Drive, Madison, Wisconsin 53719. Our telephone number is (608) 535-8815. Our Internet website address is www.exactsciences.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS
Investing in our common stock involves risk. See the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE OFFERING

Common Stock Offered by Selling Stockholders:	395,627 shares

Use of Proceeds:	Exact Sciences Corporation will not receive any proceeds from the sale of our shares of common stock by the selling stockholders.

Risk Factors:	Investing in our common stock involves risks. See “Risk Factors” and other information contained herein or otherwise incorporated by reference herein before deciding to invest in shares of our commons stock.

Nasdaq Capital Market Symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “EXAS.”

USE OF PROCEEDS
The selling stockholders will make offers and sales pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds of such offerings. The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services, or any other expenses they incur in disposing of their shares. We will incur certain expenses in connection with the registration with the SEC of the shares of our common stock to be sold by the selling stockholders.

SELLING STOCKHOLDERS
This prospectus supplement relates to the resale of shares of our common stock issued or issuable to the selling stockholders pursuant to the acquisitions of Paradigm and Viomics as described below. The names of certain selling stockholders and information about their holdings and the offering are set forth below. The names of any additional selling stockholders and information about their holdings and any offering of the shares by them will be set forth in one or more additional prospectus supplements.

On March 3, 2020, we closed our acquisition of Paradigm, with Paradigm surviving as our wholly owned subsidiary. Certain of the selling stockholders named in the table below who are former stockholders and optionholders of Paradigm received an aggregate of 381,047 shares of common stock offered hereby as initial merger consideration for their ownership in Paradigm. In addition, we withheld 45,328 shares of common stock offered hereby payable as additional merger consideration to such former stockholders of Paradigm, after giving effect to certain reductions, on June 3, 2021 (the “Paradigm Holdback Amount”).
Also on March 3, 2020, we closed our acquisition of Viomics, with Viomics surviving as our wholly owned subsidiary, for cash consideration. In addition, we withheld 107,388 shares of common stock offered hereby which may become payable as additional merger consideration to certain of the selling stockholders named in the table below who are former stockholders and optionholders of Viomics, after giving effect to certain reductions, in four equal installments on the first, second, third and fourth anniversaries of the closing of the Viomics acquisition (the “Viomics Holdback Amount”).
The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such selling stockholder before this offering, the number of shares of common stock to be offered for such selling stockholder’s account (which assumes issuance of the maximum Paradigm Holdback Amount and the Viomics Holdback Amount, as applicable, payable to such stockholder) and (if one percent or more) the percentage of common stock to be beneficially owned by such selling stockholder after completion of the offering. The number of shares of common stock owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, the selling stockholders’ beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or dispositive power and any shares of common stock which the person has the right to acquire within 60 days after June 1, 2020, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such right, but are not deemed outstanding for computing the percentage of any other person. Except where we had knowledge of such ownership, the number presented in this column may not include shares held in street name or through other entities over which the selling stockholders have voting and dispositive power.
Unless otherwise set forth below, based upon information furnished to us by the selling stockholders, (i) the persons and entities named in the table have sole voting and sole dispositive power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (ii) no selling stockholder had any position, office or other material relationship within the past three years with us or with any of our predecessors or affiliates, and (iii) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the time of the filing of this prospectus supplement. The number of shares beneficially owned after the offering assumes that all of the shares being offered by such selling stockholders are sold and assumes that no additional shares are purchased by such selling stockholders prior to the completion of this offering.

Information about the selling stockholders may change from time to time. Any changed information will be set forth in additional prospectus supplements or post-effective amendments, if required by applicable law. As of May 29, 2020, there were 149,923,475 shares of our common stock outstanding.

Name of Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Registered Hereby (1)	Shares of Common Stock Beneficially Owned upon Completion of this Offering	Percentage of Common Stock Beneficially Owned upon Completion of this Offering
Ace Fund 19 - San Diego, LLC	-	390	-	*
AltoIRA Empire Trust Custodian FBO Pradeep Mishra	450	488	-	*
Angel Capital Entrepreneur Fund 3 LLC	-	116	-	*
Anitar Investments LLC	3,607	3,918	-	*
Arvind Gidwani	450	488	-	*
Ariane Kemkes	290	394	592 (2)	*
BlueStone Life Science Innovation & Technology Fund, LP	13	793	-	*
Bradly Clark	99	150	-	*
Brenda Curiel	39	56	178 (2)	*
Bret Gustafson	393	567	888 (2)	*
Bruce W. Irish	541	586	-	*
Bryan Brown	103	137	237 (2)	*
Carolyn Petit	42	59	-	*
Daniel Weber	55	72	-	*
David Friedman, Trustee David M. Friedman Trust dated 8/8/2007	225	244	-	*
David Mallery (3)	25,900	99,691	3,551 (2)	*
David Neal	570	700	-	*
Duffer Family Revocable Trust	-	38	-	*
Elease Daugherty	103	137	178 (2)	*
Eric Thompson	1,255	1,543	-	*
Eric Williams	78	112	237 (2)	*
Erin Curley	278	364	-	*
Felicia Craciunescu	51	68	296 (2)	*
Felix Madrid	39	56	178 (2)	*
Genopraxis, LLC	450	488	-	*
Glen Weiss	622	949	500	*
Gore Range Capital Fund I LLC	-	936	-	*
Grant Schafer	33	50	-	*
Harry and Rosellen Papp Revocable Trust U/A DTD 02/09/1990	2,705	2,938	-	*
Hillary Winkel	165	234	592 (2)	*
James Eastin	197	283	237 (2)	*
Jeffrey C. Konicek	450	488	-	*
Jennifer Von Eschen	195	281	237 (2)	*
Jesus Banuelos	39	56	178 (2)	*
Joe Gatto	721	783	-	*
Johanna Gardner	51	68	379 (2)	*
John Friedman	541	586	-	*
Johnnie Wilson	51	68	107 (2)	*
Jon Eckles	47	64	47 (2)	*
Joseph Paulauskis	55	72	-	*
Karen Rodriguez	30	47	178 (2)	*
Kari Kesterson	30	47	178 (2)	*
Krishnarao Tangella	965	1,068	-	*
Kyle Hogarth	-	1,556	-	*
Megan Pirie	42	59	-	*
Mesa Verde Venture Partners II LP	10,821	11,757	-	*
Michael Brown	450	488	-	*
Michael Castro	33	50	-	*
Michael Ostromecki	-	218	237 (2)	*
Michigan Health Corporation	65,653	78,167	-	*

New Juno, L.L.L.P.	450	488	-	*
NSV 2017 Opportunities Fund, LP (4)	-	3,591	-	*
NSV 2018 Opportunities Fund, LP (4)	-	1,795	-	*
NSV Investments I, LP (4)	-	1,560	-	*
Northwest Ventures, LLC	450	488	-	*
Oberst Family Trust, dated 12-7-2005	-	38	-	*
OSF Healthcare System	-	2,342	-	*
Paras Gupta	450	488	-	*
Prairie Ventures, LLC	9,018	9,798	-	*
Prasad Sunkara	614	579	100	*
Rich Giambra	196	282	592 (2)	*
Rob Lozuk	-	17	-	*
Robert Armknecht	1,180	1,345	-	*
Robert Ramsey	33	50	-	*
Robert Tomec	33	50	-	*
Ryan Nelson	33	50	-	*
Scott Morris (5)	-	28,241	3,551 (2)	*
Shankar Ram	464	503	-	*
Stephen Anthony	89	123	-	*
Stephen Gabe Rice	19	23	-	*
Taylor Walker	39	56	178 (2)	*
TC Schuttler Dynasty Trust U/A DTD 4/1/2011	4,509	4,899	-	*
The International Genomics Consortium	101,539	111,494	-	*
The Schilling Trust (6)	3,607	3,918	-	*
Thomas Strilko	425	643	592 (2)	*
Trista Lange	38	46	-	*
Troy Shelton	897	9,022	3,551 (2)	*
Vanesa Romero	-	174	-	*
Veronica Fragoso	51	68	178 (2)	*
Ziad Mansour, Alice Mansour	450	488	-	*

*  Less than 1%
(1)  Assumes issuance of the maximum Paradigm Holdback Amount and the Viomics Holdback Amount, as applicable, payable to such stockholder.
(2) Reflects shares of common stock issuable upon vesting of outstanding restricted stock unit awards.
(3) In connection with the acquisition of Paradigm and Viomics, David Mallery entered into an employment agreement with the Company.
(4)  Somasundaram Subramaniam holds sole voting and dispositive power with respect to the shares beneficially owned by these funds.
(5) In connection with the acquisition of Paradigm and Viomics, Scott Morris entered into an employment agreement with the Company. Mr. Morris has served as a consultant to the Company within the past three years.
(6)  Jeffrey C. Schilling and Kimberley J. Schilling share voting and dispositive power with respect to the shares beneficially owned by The Schilling Trust.

PLAN OF DISTRIBUTION
The shares of our common stock covered by this prospectus supplement may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus supplement from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges in any market or trading facility on which the shares are traded, or in the over-the-counter market or otherwise, at fixed prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement and the accompanying prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of The Nasdaq Stock Market LLC;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•in privately negotiated transactions;
•“at the market” or through market makers or into an existing market for the shares;
•through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part; and
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus supplement and the accompanying prospectus.

The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of the shares less discounts or commissions, if any. We will not receive any of the proceeds from this offering.

To the extent required, this prospectus supplement and the accompanying prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus supplement and the accompanying prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares to a broker-dealer, other financial institution or other person, and, upon a default such pledgee or secured parties may effect sales of the pledged shares pursuant to this prospectus supplement and the accompanying prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus supplement and the accompanying prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

At the time a particular offer of shares is made, if required, an additional prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the shares in respect of which this prospectus supplement and the accompanying prospectus are delivered, we and the applicable selling stockholders will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in an additional prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

In order to facilitate the offering of the shares, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. Finally, in any offering of the shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by K&L Gates LLP, Charlotte, North Carolina.

EXPERTS
The consolidated financial statements of Exact Sciences Corporation as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the effectiveness of Exact Sciences Corporation's internal control over financial reporting contains an explanatory paragraph due to the exclusion of certain elements of the internal control over financial reporting of Genomic Health, Inc.'s business, which Exact Sciences Corporation acquired in 2019), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Genomic Health, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated by reference in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly reports, current reports and proxy statements and other information with the SEC under the Exchange Act. You may access and read our SEC filings, including the registration statement of which this prospectus supplement and the accompanying prospectus are a part and all of the exhibits to it, at the SEC’s website located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
Our web site is located at www.exactsciences.com. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.
We have filed a registration statement, of which this prospectus supplement and the accompanying prospectus are a part, and related exhibits with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and its exhibits and schedules.
We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the documents incorporated by reference herein or therein other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement or the accompanying prospectus incorporates. You should direct a request for copies to us at Attention: Secretary, 441 Charmany Drive, Madison, WI 53719 or you may call us at (608) 535-8815.

INCORPORATION BY REFERENCE
This prospectus supplement and the accompanying prospectus “incorporate by reference” certain information that we have filed with the SEC under the Exchange Act. This means we are disclosing important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 21, 2020;
•Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 6, 2020;
•Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 27, 2020, March 4, 2020, March 6, 2020, and April 24, 2020;
•the portions of our Definitive Proxy Statement on Schedule 14A filed on April 29, 2020 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•Audited Consolidated Balance Sheets of Genomic Health as of December 31, 2018 and 2017 and the Audited Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders’ Equity and Cash Flows of Genomic Health for the three years ended December 31, 2018 and related notes (included in Genomic Health’s Annual Report on Form 10-K for the year ended December 31, 2018 filed by Genomic Health with the SEC on February 28, 2019);
•Unaudited Condensed Consolidated Financial Statements of Genomic Health as of September 30, 2019 (included in Genomic Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed by Genomic Health with the SEC on October 30, 2019); and
•The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.
You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

EXACT SCIENCES CORPORATION

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights

This prospectus relates to common stock, preferred stock, debt securities, warrants and rights that Exact Sciences Corporation may sell from time to time in one or more offerings on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.
Our common stock trades on the NASDAQ Capital Market under the symbol “EXAS.” On May 29, 2020, the last reported sale price for our common stock was $85.88 per share.
These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY SUCH PROSPECTUS SUPPLEMENT. SEE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special consideration that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. You should also carefully review the section entitled “Risk Factors”, which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.
On November 8, 2019, we completed a combination with Genomic Health, Inc. when Genomic Health, Inc. and a wholly-owned subsidiary of Exact Sciences Corporation merged, with Genomic Health, Inc. surviving the merger as a wholly owned subsidiary of the Exact Sciences Corporation (the "Genomic Health Acquisition"). Unless the context otherwise requires, the terms (1) the “Company,” “we,” “us,” “our” or similar terms and “Exact” refer to (i) for periods prior to the Genomic Health Acquisition (as defined above), Exact Sciences Corporation, together with its consolidated subsidiaries without giving effect to the Genomic Health Acquisition, and (ii) for periods after the closing of the Genomic Health Acquisition, Exact Sciences Corporation, together with its consolidated subsidiaries, after giving effect to the Genomic Health Acquisition and (2) “Genomic Health” refers to Genomic Health, Inc., together with its consolidated subsidiaries for all periods covered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Our web site is located at www.exactsciences.com. The information contained on our web site is not part of this prospectus.
We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at Attention: Secretary, 441 Charmany Drive, Madison, WI 53719 or you may call us at (608) 535-8815.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 21, 2020;
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 6, 2020;
•Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 27, 2020, March 4, 2020, March 6, 2020, and April 24, 2020;
•the portions of our Definitive Proxy Statement on Schedule 14A filed on April 29, 2020 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•Audited Consolidated Balance Sheets of Genomic Health as of December 31, 2018 and 2017 and the Audited Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders' Equity and Cash Flows of Genomic Health for the three years ended December 31, 2018 and related notes (included in Genomic Health’s Annual Report on Form 10-K for the year ended December 31, 2018 filed by Genomic Health with the SEC on February 28, 2019);
•Unaudited Condensed Consolidated Financial Statements of Genomic Health as of September 30, 2019 (included in Genomic Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed by Genomic Health with the SEC on October 30, 2019); and
•The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.
To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms. All statements other than statements of historical facts included in this prospectus regarding our strategies, prospects, expectations, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales, marketing and patient adherence efforts, expectations concerning payer reimbursement, and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following: uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations and the demand for our products and services; our ability to efficiently and flexibly manage our business amid uncertainties related to COVID-19; our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the success of our efforts to facilitate patient access to Cologuard via telehealth; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition for our products and services; the effects of the adoption, modification or repeal of any law, rule, order, interpretation or policy relating to the healthcare system, including without limitation as a result of any judicial, executive or legislative action; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Society of Clinical Oncology, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services and assess potential market opportunities; our ability to effectively enter into and utilize strategic partnerships, such as through our Promotion Agreement with Pfizer, Inc., and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; our ability to manage an international business and our expectations regarding our international expansion and opportunities; the potential effects of foreign currency exchange rate fluctuations and our efforts to hedge such effects; the possibility that the anticipated benefits from our combination with Genomic Health cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Genomic Health’s operations will be greater than expected and the possibility of disruptions to our business during integration efforts and strain on management time and resources; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. Therefore, you should not rely on any of these forward-looking statements. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.
The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE COMPANY

Overview

Exact Sciences Corporation is a leading global cancer diagnostics company. We have developed some of the most impactful brands in cancer diagnostics, and we are currently working on the development of additional tests for other types of cancer, with the goal of bringing new innovative cancer tests to patients throughout the world.

Our Cologuard Test

Colorectal cancer is the second leading cause of cancer deaths in the United States (“U.S.”) and the leading cause of cancer deaths in the U.S. among non-smokers. In 2020 in the U.S. there are projected to be approximately 148,000 new cases of colorectal cancer and 53,000 deaths from colorectal cancer. It is widely accepted that colorectal cancer is among the most preventable, yet least prevented cancers.
Our Cologuard test is a non-invasive stool-based DNA (“sDNA”) screening test that utilizes a multi-target approach to detect DNA and hemoglobin biomarkers associated with colorectal cancer and pre-cancer. Upon approval by the U.S. Food and Drug Administration (“FDA”) in August 2014, Cologuard became the first and only FDA-approved sDNA non-invasive colorectal cancer screening test. Cologuard is now indicated for average risk adults 45 years of age and older.
Our Oncotype DX Tests

With our Oncotype IQ Genomic Intelligence Platform we are applying our world-class scientific and commercial expertise and infrastructure to lead the translation of clinical and genomic data into clinically actionable results for treatment planning throughout the cancer patient's journey, from diagnosis to treatment selection and monitoring. Our Oncotype IQ Genomic Intelligence Platform is currently comprised of our flagship line of Oncotype DX gene expression tests for breast, prostate and colon cancer, as well as Oncotype DX AR-V7 Nucleus Detect® test, a liquid-based test for advanced stage prostate cancer.

International Business Background and Products
We currently commercialize our Oncotype DX tests internationally through employees in Canada, Japan and six European countries, as well as through exclusive distribution agreements. We have provided our Oncotype DX tests in more than 90 countries outside of the United States. We do not currently offer Cologuard outside of the U.S.
Inclusion of our products in guidelines and quality measures will be critical to our international success. The Oncotype DX breast cancer test is recognized in international guidelines issued by the St. Gallen International Breast Cancer Expert Panel and European Society for Medical Oncology and has been included in certain guidelines and recommendations in England, Germany and Japan. We have obtained coverage for our invasive breast cancer test outside of the U.S., including coverage for certain patients in Canada, France, Spain, Germany, Italy, Ireland, Israel, Saudi Arabia, Switzerland, and the United Kingdom. We expect that broadening coverage and reimbursement for our Oncotype DX tests outside of the United States will take years.
Pipeline Research and Development

Our research and development efforts are focused on developing new products and enhancing existing products to address new cancer areas and expand the clinical utility and addressable patient populations for our existing tests. These development efforts may lead to a variety of possible new products, including risk assessment, screening and prevention, early disease diagnosis, adjuvant and/or neoadjuvant disease treatment, metastatic disease treatment selection and patient monitoring.
Through our collaboration with Mayo Foundation for Medical Education and Research, we have successfully performed validation studies on multiple types of cancer using tissue, blood and other samples. We are currently focusing our research and development efforts on building a pipeline of potential future products and services with a focus on improving Cologuard's performance characteristics and on developing blood or other fluid-based (“liquid biopsy”) tests. We expect to advance liquid biopsy through biomarker discovery and validation in tissue, blood, or other fluids.
Corporate Information
We were incorporated in the State of Delaware on February 10, 1995. Our corporate headquarters are located at 441 Charmany Drive, Madison, Wisconsin 53719. Our telephone number is (608) 535-8815. Our Internet website address is www.exactsciences.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for general corporate and working capital purposes, including to fund expansion of our commercialization activities and to fund our product development efforts. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 8, 2019, the Company completed the Genomic Health Acquisition. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company including certain pro forma adjustments and has been prepared to illustrate the pro forma effects of the Genomic Health Acquisition.

The Genomic Health Acquisition was accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, Business Combinations, which we refer to as ASC 805 with Exact Sciences considered to be the acquirer of Genomic Health for accounting purposes.
The pro forma statement of operations and related notes do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies that may result from the merger. The historical condensed combined statement of operations has been adjusted to give effect to events that are (1) directly attributable to the Genomic Health Acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.
The unaudited pro forma condensed combined balance sheet at March 31, 2020 and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 were not presented as the historical consolidated financial statements of the Company already reflect the effects of the Genomic Health Acquisition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, combines the historical results of operations of the Company for the year ended December 31, 2019 and the historical results of Genomic Health for the period from January 1, 2019 through November 7, 2019 ("Pre-merger period"), and gives effect to the Genomic Health Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined financial information has been prepared in conformity with accounting principles generally accepted in the United States, which are referred to as GAAP and pursuant to the U.S. Securities and Exchange Commission Regulation S-X Article 11.
The unaudited pro forma condensed combined financial information contained herein has been prepared based on available information and is not necessarily indicative of the results of operations that might have occurred had the Genomic Health Acquisition happened on January 1, 2019. This financial information may not be predictive of the future results of operations of the Company, as the Company’s future results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Genomic Health for the period January 1, 2019 through November 7, 2019 in the pro forma statement of operations was derived by adding the historical unaudited condensed consolidated statement of operations of Genomic Health for the nine months ended September 30, 2019 and the historical unaudited condensed consolidated financial information of Genomic Health for the period from October 1, 2019 through November 7, 2019 derived from its accounting records. The results of Genomic Health for the period November 8, 2019 through December 31, 2019 are included in the Exact Sciences' historical consolidated statement of operations within its Annual Report on Form 10-K for the year ended December 31, 2019.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information.
This unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended December 31, 2019 and the condensed consolidated financial statements, notes to the condensed consolidated financial statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly report on Form 10-Q for the period ended March 31, 2020.

Unaudited Pro Form Condensed Combined Statement of Operations
Year Ended December 31, 2019

	Historical Exact Sciences	Historical Genomic Health (1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$876,293	$390,298	$—		$1,266,591
Operating expenses:
Cost of sales (exclusive of amortization of acquired intangibles)	216,717	—	64,635	(a)	281,352
Cost of product revenues	—	61,253	(61,253)	(b)	—
Research and development	139,694	55,284	1,699	(c)	196,677
General and administrative	352,453	103,225	(45,443)	(d)	410,235
Sales and marketing	385,176	148,969	223	(e)	534,368
Amortization of acquired intangibles	16,035	—	77,167	(f)	93,202
Total operating expenses	1,110,075	368,731	37,028		1,515,834
Income (Loss) from operations	(233,782)	21,567	(37,028)		(249,243)
Other income (expense)
Investment income (loss)	26,530	—	(28,741)	(g)	(2,211)
Interest income (expense)	(61,599)	4,539	—		(57,060)
Unrealized gain on equity securities	—	(1,234)	1,234	(h)	—
Other (expense) income, net	—	(977)	977	(i)	—
Total other expense	(35,069)	2,328	(26,530)		(59,271)
Income, (loss) before taxes	(268,851)	23,895	(63,558)		(308,514)
Income tax benefit (expense)	184,858	(930)	(167,913)	(j)	16,015
Net income (loss)	$(83,993)	$22,965	$(231,471)		$(292,499)

Net loss per share - basic and diluted	$(0.64)				$(2.00)
Weighted average common shares outstanding - basic and diluted	131,257		14,907	(k)	146,164

(1) For the period from January 1, 2019 through November 7, 2019.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations was prepared in accordance with GAAP and pursuant to the U.S. Securities and Exchange Commission Regulation S-X Article 11, and presents the pro forma combined results of operations of the Company and Genomic Health based upon the historical information, after giving effect to the transaction discussed above, and the adjustments described in these footnotes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the historical results of operations of the Company for the year ended December 31, 2019 and the historical results of Genomic Health for the Pre-merger period, and gives effect to the Genomic Health Acquisition as if it occurred on January 1, 2019. Pro forma adjustments are included only to the extent they are (1) directly attributable to the Genomic Health Acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.
The Genomic Health Acquisition is reflected in the unaudited pro forma condensed combined statement of operations as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations, with the Company surviving as the accounting and legal entity acquirer.
The unaudited pro forma condensed combined statement of operations does not reflect pro forma adjustments for ongoing cost savings that the new combined company expects to and/or has achieved as a result of the Genomic Health Acquisition or the costs necessary to achieve these cost savings or synergies.
2.The Merger – Consideration Transferred and Fair Value of Net Assets Acquired
The combination date fair value of the consideration transferred for Genomic Health was approximately $2.5 billion, which consisted of the following:

(In millions)
Cash	$1,062
Common stock issued	1,389
Fair value of replacement stock options and restricted stock awards	18
Total purchase price	$2,469
The fair value of the common stock issued as part of consideration was determined on the basis of the closing market price of the Company's shares at the acquisition date. The fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.76534 was applied to convert Genomic Health's outstanding equity awards for Genomic Health's common stock into equity awards for shares of the Company's common stock.
The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of combination as follows:

(In thousands)
Cash and cash equivalents	$87,627
Marketable securities	201,519
Accounts receivable	57,400
Inventory	3,535
Prepaid expenses and other current assets	8,360
Property, plant and equipment	69,905
Goodwill	1,190,187
Trade name	100,000
Supply agreement intangible	30,000
Developed technology	800,000
In-process research and development (IPR&D)	200,000
Operating lease right-of-use assets	80,790
Other long-term assets	14,972
Accounts payable, accrued liabilities and other current liabilities	(88,995)
Deferred tax liability	(209,805)
Operating lease liabilities, current portion	(3,258)
Operating lease liabilities, less current portion	(71,270)
Other long-term liabilities	(2,399)
Total fair value consideration	$2,468,568
The fair value of identifiable intangible assets has been determined using the income approach, which involves significant unobservable inputs (Level 3 inputs). These inputs include projected sales, margin, required rate of return and tax rate, as well as an estimated royalty rate in the cases of the developed technology and trade name intangibles. The developed technology and trade name intangibles are valued using a relief-from-royalty method.
Trade name represents the value associated with the Oncotype DX trade name in the market. The trade name intangible is amortized on a straight-line basis over its estimated useful life of 16 years.
Developed technology represents purchased technology that had reached technological feasibility and for which Genomic Health had substantially completed development as of the date of combination. Fair value was determined using future discounted cash flows related to the projected income stream of the developed technology for a discrete projection period. Cash flows were discounted to their present value as of the closing date. Developed technology is amortized on a straight-line basis over its estimated useful life of 10 years.
IPR&D represent capitalized incomplete research projects as of the combination date and had no alternative future use. The amounts capitalized are being accounted for as indefinite-lived intangible assets, subject to impairment testing, until completion or abandonment of the R&D efforts associated with the projects. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval to market the underlying product and expected commercial release. The Company recorded $200.0 million of IPR&D related to the development of an IVD version of the Oncotype DX Breast Recurrence Score test. The IPR&D asset was valued using the multiple-period excess earnings method approach.

3.Pro Forma Adjustments

(a)	Cost of sales (exclusive of amortization of acquired intangibles)
		Pre-merger Period (000's)
	To reclassify Genomic Health cost of product revenues presented in operating expenses by Genomic Health to cost of sales (exclusive of amortization of acquired intangibles) presented in operating expenses to conform to Exact Sciences’ financial presentation	$61,253
	To record incremental depreciation expense based upon the fair value of the tangible fixed assets acquired	3,382
		$64,635

(b)	Costs of product revenues
		Pre-merger Period (000's)
	To reclassify Genomic Health cost of product revenues presented in operating expenses by Genomic Health to cost of sales (exclusive of amortization of acquired intangibles) presented in operating expenses to conform to Exact Sciences’ financial presentation	$(61,253)

(c)	Research and development
		Pre-merger Period (000's)
	To record incremental depreciation expense based upon the fair value of the tangible fixed assets acquired	$1,699

(d)	General and administrative
		Pre-merger Period (000's)
	To record incremental stock-based compensation expense of converted equity awards	$2,327
	To reflect the removal of acquisition-related costs of Exact Sciences	(22,523)
	To reflect the removal of acquisition-related costs of Genomic Health	(35,456)
	To record incremental depreciation expense based upon the fair value of the tangible fixed assets acquired	7,931
	To record incremental right-of-use lease amortization expense based upon the fair value of leases acquired	2,278
		$(45,443)

(e)	Sales and marketing
		Pre-merger Period (000's)
	To record incremental depreciation expense based upon the fair value of the tangible fixed assets acquired	$223

(f)	Amortization of acquired intangibles

		Pre-merger Period (000's)
	To record incremental amortization expense for the acquired intangible assets	$77,167

(g)	Investment income
		Pre-merger Period (000's)
	To reclassify Genomic Health other (expense) income, net presented in other (expense) income, net by Genomic Health to investment income to conform to Exact Sciences’ financial presentation	$(977)
	To reclassify Genomic Health unrealized gain on equity securities presented in other (expense) income, net by Genomic Health to investment income to conform to Exact Sciences’ financial presentation	(1,234)
	To reflect the removal of investment income upon sale of Exact Sciences’ marketable securities	(26,530)
		$(28,741)

(h)	Unrealized gain on equity securities
		Pre-merger Period (000's)
	To reclassify Genomic Health unrealized gain on equity securities presented in unrealized gain on equity securities by Genomic Health to investment income to conform to Exact Sciences’ financial presentation	$1,234

(i)	Other (expense) income, net
		Pre-merger Period (000's)
	To reclassify Genomic Health other (expense) income, net presented in other (expense) income, net by Genomic Health to investment income to conform to Exact Sciences’ financial presentation	$977

(j)	Income tax benefit (expense)
		Pre-merger Period (000's)
	To adjust for tax benefit recognized upon release of Genomic Health valuation allowance	$(183,314)
	To record the tax impact of the net increase in incremental stock-based compensation expense × an estimated statutory tax rate of 24%	564
	To record the tax impact of the net decrease in acquisition related costs × an estimated statutory tax rate of 24%	(14,048)
	To record the tax impact of the net increase in amortization expense (total adjustments for amortization expense × an estimated statutory tax rate of 24%)	18,698
	To record the tax impact of the net decrease in investment income × an estimated statutory tax rate of 24%	6,428
	To record the tax impact of the increase in depreciation expense × an estimated statutory tax rate of 24%	3,207
	To record the tax impact of the increase in right-of-use lease amortization expense × an estimated statutory tax rate of 24%	552

$(167,913)

(k)	Basic and diluted earnings per share
The unaudited pro forma adjustments for basic and diluted weighted average shares outstanding represents the additional weighted average shares that should be accounted for in the calculation as if the combination occurred on January 1, 2019. The adjustment is the variance between 17.4 million total Company common stock issued as part of the combination (and thus should be considered outstanding for the full year) and the 2.5 million shares actually included in the Company's historical basic weighted average shares calculation, which represents the weighted average shares outstanding from the combination date to the end of the year. The diluted weighted average shares outstanding are equal to the basic weighted average shares outstanding as the unaudited pro forma condensed combined statement of operations is in a net loss position for the year ended December 31, 2019.

AUTHORIZED CAPITAL STOCK

Our Certificate of Incorporation currently provides us the authority to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2020, 149,446,864 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors is seeking stockholder approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 400,000,000 shares at our 2020 Annual Stockholders Meeting, which is scheduled to occur on July 23, 2020.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings, the following securities:
•shares of common stock;
•shares of preferred stock;
•debt securities, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities;
•warrants for the purchase of debt securities, preferred stock or common stock; and
•rights to purchase our debt securities, common stock, preferred stock or other securities.
Set forth below is a general description of the securities that may be offered under this prospectus. We will set forth in the applicable prospectus supplement and/or free writing prospectus a specific description of the securities that are offered under this prospectus. The terms of the offering of our common stock, preferred stock or any such other securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.
We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of any such underwriters, dealers or agents, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our certificate of incorporation and by-laws and the applicable provisions of the General Corporation Law of the State of Delaware. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation, by-laws and the General Corporation Law of the State of Delaware. For information on how to obtain copies of our certificate of incorporation and by-laws, see the discussion above under the heading “Where You Can Find More Information.”
We may offer our common stock issuable upon the conversion of debt securities or preferred stock and upon the exercise of warrants.
Voting Rights
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.
Dividend and Liquidation Rights
The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of Exact and no sinking fund provisions apply to our common stock. Upon the liquidation, dissolution or winding up of Exact, the holders of our common stock are entitled to receive pro rata the assets of Exact which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
We have never paid any cash dividends on our common stock.
Fully Paid and Non-Assessable
All outstanding shares of our common stock are fully paid and non-assessable.
NASDAQ Listing
Our common stock is listed on the NASDAQ Capital Market under the symbol “EXAS.”
Transfer Agent and Registrar
The transfer agent and registrar for the our common stock is American Stock Transfer and Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our certificate of incorporation, with respect to each series of preferred stock. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our certificate of incorporation and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock
We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors.
Upon issuance of a particular series of preferred stock, our board of directors is authorized, to specify:
•the number of shares to be included in the series;
•the annual dividend rate for the series, if any, and any restrictions or conditions on the payment of dividends;
•the redemption price, if any, and the terms and conditions of redemption;
•any sinking fund provisions for the purchase or redemption of the series;
•if the series is convertible, the terms and conditions of conversion;
•the amounts payable to holders upon our liquidation, dissolution or winding up; and
•any other rights, preferences and limitations relating to the series, including voting rights.
Our board of directors’ ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.
No shares of our preferred stock are currently issued and outstanding.
Specific Terms of a Series of Preferred Stock
The preferred stock we may offer will be issued in one or more series. The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:
•the designations and stated value per share;
•the number of shares offered;
•the amount of liquidation preference per share;
•the public offering price at which the preferred stock will be issued;
•the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;
•any redemption or sinking fund provisions;
•any conversion or exchange rights; and
•any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank
Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our certificate of incorporation so permits.
Dividends
Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the applicable prospectus supplement.
Convertibility
Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.
Redemption
The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the applicable prospectus supplement.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Exact, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
Voting
The holders of preferred stock of each series will have no voting rights, except as required by law and as described below or in a prospectus supplement. Our board of directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series to elect additional board members if we fail to pay dividends in a timely fashion.
Without the affirmative vote of a majority of the shares of preferred stock of any series then outstanding, we may not:
•increase or decrease the aggregate number of authorized shares of that series;

•increase or decrease the par value of the shares of that series; or
•alter or change the powers, preferences or special rights of the shares of that series so as to affect them adversely.
No Other Rights
The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:
•as discussed above or in the prospectus supplement;
•as provided in our certificate of incorporation and in the certificate of designations; and
•as otherwise required by law.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General
The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Exact Sciences Corporation, to be issued in one or more series, which may include either senior debt securities, subordinated debt securities or senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.
Debt securities and any guarantees that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which the debt securities are issued as supplemented by any supplemental indenture applicable to the debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.
THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES THE RIGHTS OF A HOLDER OF THE DEBT SECURITIES.
Information You Will Find in the Prospectus Supplement
The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:
•the title and denominations of the debt securities of the series;

•any limit on the aggregate principal amount of the debt securities of the series;
•the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;
•the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;
•the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;
•the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payment periods;
•the place or places where the principal and interest on the series of debt securities will be payable;
•the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;
•our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;
•the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;
•if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;
•if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;
•any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;
•the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;
•the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;
•any addition to or change in the events of default with respect to the debt securities of the series;
•the identity of any trustees, authenticating or paying agents, transfer agents or registrars;
•the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;
•the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;
•any other terms of the debt securities of the series which are not prohibited by the indenture; and
Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement.
Senior Debt
We may issue senior debt securities under the indenture. Unless otherwise set forth in the applicable indenture supplement and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.
Subordinated Debt
We may issue subordinated debt securities under the indenture. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.
If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.
Senior Subordinated Debt
We may issue senior subordinated debt securities under the indenture. These senior subordinated debt securities will be, to the extent and in the manner set forth in the applicable indenture supplement, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt.
Interest Rate
Debt securities that bear interest will do so at a fixed rate or a variable rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•any discounted debt securities; and
•any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.
Registered Global Securities
We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depository or with a nominee for a depository identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:
•by the depository for the registered global security to a nominee of the depository;
•by a nominee of the depository to the depository or another nominee of the depository; and
•by the depository or any nominee to a successor of the depository or a nominee of the successor.
The prospectus supplement relating to a series of debt securities will describe the specific terms of the depository arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depository arrangements.
Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depository. These persons are referred to as “participants.” Any underwriters, agents or dealers participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depository for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.
The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.
So long as the depository, or its nominee, is the registered owner of a registered global security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:
•may not have the debt securities represented by a registered global security registered in their names;
•will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.
Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.
We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
Payment of Interest on and Principal of Registered Global Securities
We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depository or its nominee to the depository or its nominee as the registered owner of the registered global security. None of Exact Sciences Corporation, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:
•any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or
•maintaining, supervising, or reviewing any records relating to beneficial ownership interests.
We expect that the depository, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depository’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.
Exchange of Registered Global Securities
We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:
•the depository for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act or 1934, as amended; and
•we do not appoint a successor depository within 90 days.
In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by Exact Sciences Corporation
The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.
Events of Default
Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:
•failure to pay when due any interest on any debt security of that series, continued for 30 days;
•failure to pay when due the principal of, or premium, if any, on, any debt security of that series;
•failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;
•certain events of bankruptcy, insolvency or similar proceedings affecting us; and
•any other event of default specified in any supplemental indenture under which such series of debt securities is issued.
Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.
After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.
No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, the trustee for 60 days after its receipt of such notice, request and the offer of indemnity has failed to institute any such proceedings, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures
We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, among other things:
•to add guarantees to or secure any series of debt securities;
•to provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;
•to surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;
•to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;
•to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
•to add to or change any of the provisions of the indenture to supplement any of the provisions of the indenture in order to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;
•to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;
•to evidence and provide for the acceptance of appointment by a successor or separate trustee; and
•to establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.
With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.
Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:
•change the final maturity of the principal of, or any installment of interest on, any debt securities;

•reduce the principal amount of any debt securities or the rate of interest on any debt securities;
•change the currency in which any debt securities are payable;
•impair the right of the holders to conduct a proceeding for any remedy available to the trustee;
•reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;
•modify the ranking or priority of the securities; or
•reduce any premium payable upon the redemption of any debt securities.
Satisfaction and Discharge of the Indenture; Defeasance
Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.
In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.
We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).
The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.
Mergers, Consolidations and Certain Sales of Assets

Unless otherwise indicated in the applicable prospectus supplement, while we have outstanding debt securities, we may not:
•consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or
•sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any other person or entity, unless:
•the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;
•immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and
•we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.
The phrase “substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “substantially all” of our assets has occurred.
Governing Law
The indenture and the debt securities will be governed by the laws of the State of New York.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, incorporator or stockholder of Exact Sciences Corporation, as such, shall have any liability for any obligations of Exact Sciences Corporation under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of Exact Sciences Corporation. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.
Conversion or Exchange Rights
Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:
•the conversion or exchange price;
•the conversion or exchange period;

•provisions regarding our ability or that of the holder to convert or exchange the debt securities;
•events requiring adjustment to the conversion or exchange price; and
•provisions affecting conversion or exchange in the event of our redemption of such debt securities.
Concerning the Trustee
The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.
The indenture contains limitations on the right of the trustee, should it become a creditor of Exact Sciences Corporation, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

DESCRIPTION OF WARRANTS WE MAY OFFER

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Any issue of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement which we will file with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue any warrants.
The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:
•the title of such warrants;
•the aggregate number of such warrants;
•the price or prices at which such warrants will be issued;
•the currency or currencies (including composite currencies) in which the price of such warrants may be payable;
•the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;
•the price at which the securities purchasable upon exercise of such warrants may be purchased;

•the date on which the right to exercise such warrants will commence and the date on which such right shall expire;
•any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;
•if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•information with respect to book-entry procedures, if any; and
•any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.
The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.
Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only.
Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.
After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.
Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF RIGHTS WE MAY OFFER

We may issue rights to purchase our debt securities, common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.
The specific terms of any rights offered will be set forth in a rights agreement and the rights certificate, as applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Where You Can Find More Information” and “Incorporation by Reference” above for information on how to obtain a copy of a document when it is filed.
The applicable prospectus supplement or free writing prospectus may describe:
•in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;
•in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;
•the exercise price payable for the underlying debt securities, common stock, preferred stock or other securities upon the exercise of the rights;
•the number and terms of the underlying debt securities, common stock, preferred stock or other securities which may be purchased per each right;
•the extent to which the rights are transferable;
•the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;
•the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;
•if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and
•any other terms of the rights, including, but not limited to, the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.
The provisions described in this section, as well as those described under “— Description of Debt Securities We May Offer,” “— Description of Common Stock We May Offer” and “— Description of Preferred Stock We May Offer” above, will apply, as applicable, to any rights we offer.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS

The following paragraphs regarding certain provisions of the DGCL, our certificate of incorporation, and our by-laws are summaries of the material terms thereof and do not purport to be complete. We urge you to read the applicable prospectus supplements, any related free writing prospectuses related to a security that we may offer under this prospectus, the DGCL, and our certificate of incorporation and by-laws. Copies of the certificate of incorporation and by-laws are on file with the SEC as exhibits to filings previously made by us. See “Where You Can Find More Information.”

General
The provisions of the DGCL, and our certificate of incorporation and by-laws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals
Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our certificate of incorporation and by-laws also provide that special meetings of stockholders may be called from time to time only by a majority of our board of directors, our president or the chairman of the board for the purpose specified in the notice of meeting. In addition, the by-laws provide that candidates for director may be nominated and other business brought before an annual meeting only by the Board of Directors or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions. Such stockholder’s notice must set forth certain information required by the by-laws. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Delaware Business Combination Statute
We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Other Supermajority Voting Requirements
In addition to the supermajority requirement for certain business combinations discussed above, our certificate of incorporation and by-laws also contain other supermajority requirements, including:

•the affirmative vote of the holders of 75% or more of the voting power of the shares of our then outstanding voting stock, voting together as a single class, is required to amend or repeal, or adopt any provisions in our certificate of incorporation inconsistent with certain designated provisions relating to (1) reducing or eliminating the number of authorized shares of common stock or preferred stock, (2) the rights of common stock and the issuance of preferred stock, (3) the perpetual existence of the Company, (4) the management of the business and the conduct of affairs of the Company, (5) our board of directors, (6) fiduciary obligations of directors, (7) our board's evaluation of tender offers, exchange offers and business combinations, (8) indemnification of certain indemnitees of the Company and (9) amendments to our certificate of incorporation's amendment provisions;
•an affirmative vote of the holders of 80% of the shares of the capital stock of the Company issued and outstanding and entitled to vote at any regular or special meeting of stockholders is required for stockholders to amend our by-laws, as long as notice of such amendment is stated in the notice in the case of a special meeting; and
•the affirmative vote of the holders of 75% of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors is required by our by-laws to amend or repeal the provision prohibiting stockholder action by written consent.
Classified Board of Directors
Our certificate of incorporation and by-laws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.
Directors, and Not Stockholders, Fix the Size of Our Board
Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but in no event will it consist of less than three directors.
Board Vacancies to Be Filled by Remaining Directors
Under our certificate of incorporation and by-laws, any vacancy on the board of directors created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum, unless and until such vacancy is filled by our stockholders. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.
We and our agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.
We may enter into agreements with underwriters to sell our securities. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.
Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of business.
During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our shares of common stock.

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by K&L Gates LLP, Charlotte, North Carolina 28202.
EXPERTS

The consolidated financial statements of Exact Sciences Corporation as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the effectiveness of Exact Sciences Corporation's internal control over financial reporting contains an explanatory paragraph due to the exclusion of certain elements of the internal control over financial reporting of Genomic Health, Inc.'s business, which Exact Sciences Corporation acquired in 2019), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Genomic Health, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.